Exhibit A Series of the Trust

As amended October 23, 2019

The following Funds are covered under this agreement:

Strategy Shares US Equity Rotation Strategy ETF
Strategy Shares Ecological Strategy ETF
BioShares ETF
Strategy Shares Nasdaq 7 HANDL™ Index ETF
Strategy Shares Nasdaq 5 HANDL™ Index ETF
Strategy Shares Drawbridge Dynamic Allocation ETF
Strategy Shares Newfound/ReSolve Robust Momentum ETF

Strategy Shares

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President